EXHIBIT 4(b)


                                  AMENDMENT TO
                             STOCKHOLDERS AGREEMENT

         This Amendment is made as of December 28, 2004 (this "Amendment") to that certain Stockholders Agreement dated as of July 22, 2004 (the "Original Stockholders Agreement") among Alan I. Greenstein ("Greenstein" and together with any transferee to whom he transfers Shares, as hereinafter defined, to the extent of the Shares (as defined in the Original Stockholders Agreement) so transferred, collectively, the "Greenstein Stockholders"), Michael S. Steiner and William K. Steiner (the "Steiner Family" and together with any transferees to whom any of them transfers Shares to the extent of the Shares so transferred, collectively, the "Steiner Family Stockholders"). Each of the Greenstein Stockholders and the Steiner Family Stockholders are individually referred to as a "Stockholder" and collectively referred to as the "Stockholders".

         WHEREAS, the parties entered into the Original Stockholders Agreement in connection with the purchase by Greenstein from the Steiner Family of an aggregate of 1,500,000 shares of Common Stock, par value of $.025 per share of DRYCLEAN USA, Inc., a Delaware corporation (the "Company"); and

         WHEREAS, contemporaneously herewith, Greenstein is transferring and selling to each Michael S. Steiner and William K. Steiner 250,000 (an aggregate of 500,000) of such Shares; and

         WHEREAS, an amendment to the Stockholders Agreement is necessary to reflect the original intent of the parties in light of such contemporaneous transfer;

         NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Stockholders hereby agree as follows:

         1. For all purposes of the Stockholders Agreement, the Stockholders acknowledge that, as of the date hereof, the Shares held by the Greenstein Stockholders consist of the 1,000,000 Shares to be owned of record by Greenstein immediately following his transfer of the 500,000 Shares being transferred contemporaneously herewith to Michael S. Steiner and William K. Steiner, and the Shares held by the Steiner Family Stockholders consist of the 1,760,477 Shares to be owned of record by each of Michael S. Steiner and William K. Steiner (an aggregate of 3,520,954 Shares) immediately following the transfer of such 500,000 Shares to them.

         2. Capitalized terms used, but not defined herein shall have the meaning ascribed to such term in the Original Stockholders Agreement.

         3. Except as amended hereby, the Original Stockholders Agreement shall remain in full force and effect in accordance with its terms.

         4. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of them together shall represent the same agreement.


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                  IN WITNESS  WHEREOF,  the parties have  executed and delivered this Agreement as of the date first written above.


                                                     /s/ Michael S. Steiner
                                                     ---------------------------
                                                     Michael S. Steiner

                                                     /s/ William K. Steiner
                                                     ---------------------------
                                                     William K. Steiner

                                                     /s/ Alan I. Greenstein
                                                     ---------------------------
                                                     Alan I. Greenstein


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